Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 dated February 7, 2007 of Barrington Broadcasting Group LLC and Barrington Broadcasting Capital Corporation of our report dated August 22, 2006 relating to our audits of the financial statements of South Carolina Broadcasting, a division of Diversified Communications and Subsidiaries, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Baker Newman & Noyes
Portland, Maine	Limited Liability Company
February 6, 2007